As filed with the Securities and Exchange Commission on _________________________, 2002 - Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LENAWEE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Michigan (State of other jurisdiction of incorporation or organization)	38-3088340 (I.R.S. Employer Identification No.)

135 East Maumee Street, Adrian, Michigan 49221
(Address of Principal Executive Offices)        (Zip Code)

Lenawee Bancorp, Inc. Employee Stock Purchase Plan
(Full Title of the Plan)

Loren Happel, 135 E. Maumee Street, Adrian, Michigan 49221 (517) 265-5144
(Name, address, and telephone number, including area code, of agent for service)

Copies of Communications to:
Donald L. Johnson
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	50,000 Shares(1)	$33.55	$1,677,500.00	$154.33

(1)	Represents the number of shares of Common Stock authorized for issuance under the Lenawee Bancorp, Inc. Employee Stock Purchase Plan (the “Plan”). This Registration Statement also covers such indeterminable additional number of shares as may be issuable under the Plan by reason of adjustments in the number of shares covered thereby as described in the Prospectus.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the book value of $33.55 per share, the book value per share of the Common Stock of Lenawee Bancorp, Inc. as of March 31, 2002, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

The Exhibit Index is located on page 5 of this Registration Statement.
This Registration Statement contains a total of 6 pages.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

        Lenawee Bancorp, Inc. (the "Company") hereby incorporates by reference in this Registration Statement the following documents:

        (a)      The Company's annual report on Form 10-K for the year ended December 31, 2001 (File No. 000-30521);

        (b)      All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year ended December 31, 2001; and

        (c)      The description of the Company’s Common Stock, the class of securities offered pursuant to this Registration Statement, contained in the Company’s Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act (File No. 000-30521), including any subsequent amendments or reports filed for the purpose of updating that description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

        The Common Stock of the Company is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

        Not applicable.

Item 6.   Indemnification of Directors and Officers.

        Sections 561 through 571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grant the Company broad powers to indemnify any person in connection with legal proceedings brought against him or her by reason of his or her present or past status as an officer or director of the Company, provided that the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The MBCA also gives the Company broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Company, provided the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be made if such person is adjudged to be liable to the Company, unless (and only to the extent) the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Company is required by the MBCA to indemnify him or her against expenses, including attorneys’ fees, that are actually and reasonably incurred by him or her in connection with such legal proceeding.

        The Company’s Articles of Incorporation contain provisions entitling directors and executive officers of the Company to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits, or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 7.   Exemption from Registration Claimed.

        Not applicable.

Item 8.   Exhibits.

        Reference is made to the Exhibit Index which appears on page 5 of this Registration Statement.

Item 9.   Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Adrian, State of Michigan, on the _____________ day of _____________, 2002.

LENAWEE BANCORP, INC. By /s/ Patrick K. Gill Patrick K. Gill, President and Chief Executive Officer By /s/ Loren V. Happel Loren V. Happel, Treasurer, First Vice President, and Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick K. Gill and Loren V. Happel, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on March 21, 2002, by the following persons in the capacities indicated.

Signature	Title
/s/ Patrick K. Gill Patrick K. Gill	President, Chief Executive Officer, and a Director (principal executive officer)
/s/ Loren V. Happel Loren V. Happel	Treasurer, First Vice President, and Chief Financial Officer (principal financial and accounting officer)
/s/ Allan F. Brittain Allan F. Brittain	Chairman of the Board
/s/ Edward J. Engle, Jr. Edward J. Engle, Jr.	Director
/s/ J. Paul Rupert J. Paul Rupert	Director
/s/ J. David Stutzman J. David Stutzman	Director
Fred R. Duncan	Director
William R. Gentner	Director
/s/ Douglas L. Kapnick Douglas L. Kapnick	Director
/s/ Emory M. Schmidt Emory M. Schmidt	Director

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement pursuant to Item 8:

Exhibit No.	Exhibit	Page No.

Exhibit 4	The description of the Company’s Common Stock contained in the Company’s Incorporated Registration Statement filed on Form 10 pursuant to Section 12 of the by reference. Exchange Act (File No. 615123), including any subsequent amendments or reports filed for the purpose of updating that description.	Incorporated by reference.

Exhibit 23	Consent of Crowe, Chizek and Company LLP	6

Exhibit 24	Power of Attorney	4

EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Lenawee Bancorp, Inc.
Adrian, Michigan

        We hereby consent to the incorporation by reference in this Registration Statement of Lenawee Bancorp, Inc. on Form S-8 for the Lenawee Bancorp, Inc. Employee Stock Purchase Plan, of our report dated February 8, 2002, relating to the consolidated financial statements of Lenawee Bancorp, Inc. appearing in the company’s Annual Report on Form 10-K for the year ended December 31, 2001.

Grand Rapids, Michigan Dated: April 5, 2002	/s/ Crowe, Chizek and Company LLP Crowe, Chizek and Company LLP